News Release

Blackboard Reaffirms 2010 Guidance and Provides First Quarter 2011 & Full Year 2011 Guidance

- Company Acquires Remaining Stake of Presidium Inc. and Announces Availability of Blackboard
Student ServicesSM -

WASHINGTON – January 12, 2011 – Blackboard Inc. (Nasdaq: BBBB) today reaffirmed its fourth quarter and full year 2010 financial guidance and provided initial financial guidance for the first quarter and full year 2011. Separately today, the Company announced that it completed the acquisition of the remaining 90 percent of Presidium Inc. that it did not already own for total consideration of approximately $53 million in cash, excluding transaction costs. Management will discuss its preliminary fourth quarter and full year 2010 results, initial first quarter and full year 2011 financial guidance, and the acquisition of Presidium in a conference call today at 5:00 p.m. Eastern Standard Time.

“We had a strong end to 2010, and accordingly, we currently expect to deliver financial results above the mid-point of our previously provided guidance, subject to the completion of our closing process and financial audit,” said Michael Chasen, CEO and President of Blackboard Inc.

Changes to Financial Guidance and Non-GAAP Presentations

Beginning in 2011, Blackboard’s non-GAAP financial measures will exclude certain impacts of acquisitions. Specifically, the Company will provide guidance to and report a non-GAAP revenue measure which will include deferred revenue of entities we have acquired that would have been recognized but for GAAP’s purchase accounting treatment requiring the elimination of this deferred revenue upon acquisition. Further, the Company’s non-GAAP net income and non-GAAP net income per diluted share measure will include the non-GAAP revenue adjustment and exclude certain transition, integration and transaction-related expense items resulting from acquisitions, the amortization or impairment of intangible assets, stock-based compensation, non-cash interest expense and non-cash translation gains or losses; all net of taxes.

Management believes that the presentation of these non-GAAP financial measures better reflects the Company’s operating performance. A reconciliation of GAAP to non-GAAP revenue, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP free cash flow for the first quarter and full year of 2011 is available on our website at http://investor.blackboard.com.

Blackboard Acquires Presidium Inc.

Separately today, the Company announced that it completed the acquisition of the remaining 90 percent of Presidium Inc. that it did not already own for total consideration of approximately $53 million in cash, excluding transaction costs. As part of Blackboard, the Presidium team will form a new offering called Blackboard Student ServicesSM. With the new services, Blackboard further expands its capability to support all aspects of the student experience.

“Over the years and through our long-standing relationship with Presidium, we have witnessed the growth and evolution of education service management which has become mission critical. In 2011, we will be making additional investments in support of their technology and operations, and we expect to re-accelerate growth rates in 2012,” said Michael Chasen, CEO and President of Blackboard Inc. “With the addition of Presidium, Blackboard will be raising the quality of end user support for our products and further enhancing our competitive differentiation by offering an integrated solution that combines the most advanced eLearning technology, the largest scale eLearning hosting data centers, and now the most advanced teacher and student support.”

Founded in 2003 and headquartered in Reston, Va., Presidium currently serves several hundred clients with about 160 full-time employees and a larger team of support personnel in two different contact center locations.

Blackboard management currently expects Presidium to contribute approximately $27 million to Blackboard’s 2011 non-GAAP revenue. The Company also expects the acquisition to be dilutive to full year 2011 non-GAAP net income per diluted share by approximately ($0.10). Free cash flow (cash flow from operations less purchases of property and equipment) will be negatively impacted by approximately $5 million due to the Presidium acquisition and higher cash taxes in 2011. The Company currently expects Presidium to be slightly accretive to 2012 non-GAAP net income per diluted share.

Outlook for the First Quarter and Full Year of 2011

The following guidance is inclusive of the Presidium acquisition.

First Quarter of 2011:

•	GAAP revenue of approximately $114.1 million;

•	Amortization of acquired intangibles of approximately $9.2 million;

•	Stock-based compensation expense of approximately $5.9 million;

•	GAAP net loss of approximately ($8.1) million;

•	GAAP net loss per diluted share of approximately ($0.23) based on an estimated 35.9 million diluted shares and an estimated GAAP effective tax rate of approximately 30.0 percent;

•	Non-GAAP revenue of approximately $121.0 million;

•	Non-GAAP net income of approximately $8.6 million; and

•	Non-GAAP net income per diluted share of approximately $0.24 based on an estimated 35.9 million diluted shares and an estimated non-GAAP effective tax rate of approximately 40.0 percent

Full Year 2011:

•	GAAP revenue of approximately $526.7 million;

•	Amortization of acquired intangibles of approximately $32.0 million;

•	Stock-based compensation expense of approximately $23.5 million;

•	GAAP net income of approximately $20.9 million;

•	GAAP net income per diluted share of approximately $0.58 based on an estimated 36.2 million diluted shares and an estimated GAAP effective tax rate of approximately 30.0 percent;

•	Non-GAAP revenue of approximately $540.0 million;

•	Non-GAAP net income of approximately $65.8 million;

•	Non-GAAP net income per diluted share of approximately $1.82 based on an estimated 36.2 million diluted shares and an estimated non-GAAP effective tax rate of approximately 37.0 percent; and

•	Free cash flow (cash flow from operations less purchases of property and equipment) of approximately $90.0 to $100.0 million.

2011 Outlook & Guidance Conference Call for Wednesday, January 12, 2011

Blackboard management will host a conference call concerning preliminary fourth quarter and full year 2010 results, initial first quarter and full year 2011 financial guidance and the acquisition of Presidium, today, Wednesday, January 12, 2011 beginning at 5:00 p.m. Eastern (2:00 p.m. Pacific).

•	Domestic: +1 (866) 713-8310

•	International: +1 (617) 597-5308

•	Confirmation Code: 94967068

Blackboard will also broadcast its conference call live over the Internet and interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com/phoenix.zhtml?c=177018&p=irol-EventDetails&EventId=3666745. Investors can download management’s “2011 Outlook and Guidance Presentation” in conjunction with the day’s conference call.

A replay of the call will be available via telephone from approximately 8:00 p.m. Eastern (5:00 p.m. Pacific) on January 12, 2011 until 11:00 p.m. Eastern (8:00 p.m. Pacific) on January 19, 2011. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial +1 (617) 801-6888. The conference ID for the replay is 90934380.

Blackboard will issue a press release concerning its financial results for the fourth quarter and full year 2010 after the market close on Thursday, February 3, 2011. Following the press release, Blackboard management will host a conference call beginning at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss its results.

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About Blackboard Inc.
Blackboard Inc. (Nasdaq: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on November 5, 2010 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of January 12, 2011. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to January 12, 2011.

Use of Non-GAAP Financial Measures

This release includes information about the Company’s non-GAAP revenue, non-GAAP net income, non-GAAP net income per diluted share, and free cash flow, which are non-GAAP financial measures. Management believes that these measures, which include deferred revenue of an acquired entity not recognized as part of purchase accounting and exclude the amortization or impairment of intangible assets, stock-based compensation, non-cash interest expense and non-cash translation gains or losses, all net of taxes, provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations and aspects of current operating performance that can be effectively managed. Because the Company has historically reported non-GAAP results to the investment community, management also believes the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods. In addition, the Company’s internal reporting, including information provided to the Company’s Audit Committee and Board of Directors, contains non-GAAP measures. The Company has also adopted internal compensation metrics that are determined on a basis that reflects non-GAAP measures and other items as determined by the Board of Directors.

Beginning in 2011, the Company’s non-GAAP financial measures will exclude certain impacts of acquisitions. Specifically, the Company’s non-GAAP revenue, non-GAAP net income and non-GAAP net income per diluted share measures will include deferred revenue of entities we have acquired that would have been recognized but for GAAP’s purchase accounting treatment requiring the elimination of this deferred revenue upon acquisition. While we cannot be certain that customers will renew the contracts that generated the deferred revenue, the Company has historically experienced high renewal rates and we believe GAAP results, which eliminate the recognition of these deferred revenues, alone do not fully capture all of the Company’s economic activities. Further, the Company’s non-GAAP net income and non-GAAP net income per diluted share measure will exclude certain transition, integration and transaction-related expense items resulting from acquisitions. The Company does not consider these adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. Although acquisition-related revenue and expenses are generally non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions; however, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. Because the Company considers these revenue and expense adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company, the non-GAAP measures that exclude these adjustments make management better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. For the same reasons, the non-GAAP measures will be useful to investors because they will allow for more complete comparisons of forward-looking guidance to the financial results of historical operations and the financial results of peer companies.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure which investors can use to appropriately consider each financial measure determined under GAAP as well as on the non-GAAP basis. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this presentation, investors should also review information contained in the Company’s Form 10-Q dated November 5, 2010, as well as other filings with the Securities and Exchange Commission when assessing the Company’s financial condition and results of operations. A reconciliation of GAAP to non-GAAP revenue, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP free cash flow is available on our website at http://investor.blackboard.com.

Contacts:

For Financial Media and Investors:
Michael J. Stanton
Senior Vice President, Investor Relations
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

Staci Strauss Mortenson
Senior Vice President
ICR
+1 (203) 682-8273

For Education & General Media:
Matthew Maurer
Director, Public Relations
+1 (202) 463-4860 ext. 2637
matthew.maurer@blackboard.com

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